As filed with the Securities and Exchange Commission on March 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GALECTO, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1957007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

75 State Street, Suite 100

Boston, Massachusetts, 02109

Ole Maaloes Vej 3

DK-2200 Copenhagen N

Denmark

(+45) 70 70 52 10

(Address of Principal Executive Offices)

Galecto, Inc. 2020 Equity Incentive Plan

(Full Title of the Plans)

The Corporation Trust Company

c/o Galecto, Inc.

1209 Orange Street

Wilmington, DC 19801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Hicks, Esq.

Daniel Bagliebter, Esq.

Nishant Dharia, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 65,849 additional shares of common stock, $0.00001 par value per share, of Galecto, Inc. (the “Registrant”), under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), representing an automatic increase of 65,849 shares reserved under the 2020 Plan effective January 1, 2025 pursuant to the provisions of the 2020 Plan. This registration statement registers additional securities of the same class as other securities for which registration statements filed on Form S-8 on November 4, 2020 (File No. 333-249852), March 29, 2021 (File No. 333-254805), March 9, 2023 (File No. 333-270380) and March 8, 2024 (File No. 333-277792) relating to an employee benefit plan are effective (collectively, the “Prior Registration Statements”). The information contained in the Prior Registration Statements is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on November 4, 2020 (File No. 001-39655)).

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 5, 2024 (File No. 001-39655)).

4.3

Certificate of Designation: Series A Non-Voting Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, as filed with the Commission on October 7, 2024 (File No. 001-39655).

4.4	Amended and Restated By-laws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on November 4, 2020 (File No. 001-39655)).

4.5

Certificate of Amendment to Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.5 to the Registrant's Annual Report on Form 10-K, as filed with the Commission on March 19, 2025 (File No. 001-39655).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of EY Godkendt Revisionspartnerselskab, Independent Registered Public Accounting Firm.

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1+

2020 Equity Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K, as filed with the Commission on March 8, 2024).

107*	Filing fee table.

+	Denotes management contract or compensatory plan or arrangement.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Copenhagen, Denmark, on the 19th day of March, 2025.

Galecto, Inc.
Date: March 19, 2025	By:	/s/ Hans T. Schambye, M.D., Ph.D.
Hans T. Schambye, M.D., Ph.D.
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Hans T. Schambye and Lori Firmani, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Hans T. Schambye, M.D., Ph.D. Hans T. Schambye, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 19, 2025

/s/ Lori Firmani Lori Firmani	Interim Chief Financial Officer (Principal Financial Officer and Accounting Officer)	March 19, 2025

/s/ Carl Goldfischer, M.D Carl Goldfischer, M.D.	Chairman	March 19, 2025

/s/ Jayson Dallas, M.D.	Director	March 19, 2025
Jayson Dallas, M.D.

/s/ Amit D. Munshi Amit D. Munshi	Director	March 19, 2025

/s/ Anne Prener, M.D., Ph.D. Anne Prener, M.D., Ph.D.	Director	March 19, 2025

/s/ David Shapiro, M.D. David Shapiro, M.D.	Director	March 19, 2025

/s/ Amy Wechsler, M.D. Amy Wechsler, M.D.	Director	March 19, 2025